                                                                    EXHIBIT 10.5

                         LONG-TERM EQUIPMENT SALE AND
                         ----------------------------
                          SOFTWARE LICENSE AGREEMENT
                          --------------------------

LONG-TERM EQUIPMENT SALE AND SOFTWARE LICENSE AGREEMENT ("Agreement") dated this third day of October, 1997 by and between Online System Services, Inc. ("OSS") a Colorado corporation with its principal place of business located at 1800 Glenarm Place, Denver, Colorado and FiberTel TCI/2/ S.A., an Argentinean corporation, with its principal place of business located at Amenabar 23, 1414 Buenos Aires Argentina ("FiberTel").

WHEREAS, OSS is a company generally engaged in the business of providing Internet related equipment software and services such as hardware and software selection, installation, initial training, consulting and general assistance in the implementation and operation of a turn-key Internet Service Provider ("ISP") business as well as documentation and supporting materials for administration, marketing, sales and web site design and development support for ISP systems;

WHEREAS, OSS provides and/or has the right to license a package of OSS proprietary programs developed by OSS including but not limited to the "Community Access Partner" ("CAP") Web site software, with future versions to include, without limitation, "Electronic Banking" and "Electronic Commerce" functionality, and user documentation (hereinafter collectively described as the "Application Program"). The basic CAP web site software is a multi-faceted software program allowing the operator to provide customer service information, link to pertinent local, national and international World Wide Web sites as well as develop local user generated content. The CAP software also allows operators to develop advertising revenues. Schedule "G" details the CAP software functionality as of the date of this Agreement as well as the future enhancements features and associated release dates.

WHEREAS, OSS sells the non-proprietary software, Equipment, and related materials and services as specifically set forth on Schedules "A" (except CAP and other proprietary software to be released in the future), "B" and "C", respectively attached hereto and made a part hereof and which may be modified by the parties from time to time (collectively referred to as the "Equipment") for use with the Application Program. The Equipment and the Application Program are hereinafter collectively referred to as the "System";

WHEREAS, FiberTel has licensed the Application Program (the "Software License") and purchased certain Equipment from OSS to establish an Internet point of presence, to design web pages for customers to perform such services and, generally, to enable FiberTel to become an Internet Service Provider to its own customers in Argentina (the "Territory"); and to that end have incorporated the essential terms of their agreement into a "Memorandum of Agreement" dated August 8, 1997 [the "MOA"].

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. PURPOSE: OSS shall provide to FiberTel all the software and services and,
   -------
generally, all the know-how and software technology owned, developed, or licensed to OSS, to develop the Internet content related business in Argentina. OSS further undertakes to channel all its Internet content related business activities in the Territory via FiberTel, subject to the provisions set forth in section 16.6.

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2. TERM: The term of the Agreement shall commence on the date set forth above,
   ----
and shall continue for a period of five (5) years unless sooner terminated in accordance with the terms of this Agreement including but not limited to Section 16 hereunder (the "Term").

3. PROVISIONS APPLICABLE TO EQUIPMENT SALE AND PURCHASE
-------------------------------------------------------

   3.1 Purchase and Sale: Pursuant to the MOA, FiberTel has previously purchased
   ---------------------
from OSS the Equipment set forth as items 1-46 on Schedule "B" (attached hereto) along with the materials and services set forth on Schedule "C" (attached hereto), which delivery is partially pending at the time of execution of this Agreement, at the price set forth on Schedule "B" ("Equipment Purchase Price").

   3.2 Payment:
   -----------

        (a) Receipt of payment of fifty (50%) percent of the Equipment Purchase Price for items 1 - 46 of Schedule "B" and the items on Schedule "C" is hereby acknowledged by OSS. The remaining fifty (50%) percent shall be paid to OSS upon Acceptance by FiberTel of the Equipment which shall be deemed to be granted within thirty (30) days of delivery by OSS, unless within that thirty (30) days FiberTel provides OSS with documentation that OSS has failed to comply with a material term of the MOA, in which event payment will be made within ten (10) days of OSS' rectification of such material term. For purposes hereof, Acceptance shall mean that either: (i) all of the Equipment has been delivered and complies with and functions in accordance with the acceptance criteria set forth in Item 6 of Schedule "D" hereto; or (ii) in the case of a "partial delivery", the accepted Equipment complies with and functions in accordance with such criteria and has been placed in commercial use by FiberTel for purposes other than testing.

        (b) OSS shall provide a written invoice to FiberTel for all amounts due. No rights in or title to any separately invoiced Equipment shall pass to FiberTel unless and until FiberTel has fully satisfied all payments required to be made for such Equipment already purchased. Notwithstanding anything to the contrary contained herein, in the case of FiberTel's Acceptance of a Partial Delivery of Equipment, FiberTel agrees to make partial payments to OSS based on the amounts set forth on Schedule "B" for the respective pieces of Equipment.

   3.3 Shipping: The cost of all shipping charges, including insurance, shall be
   ------------
borne by FiberTel.

4. PROVISIONS APPLICABLE TO LICENSE OF THE APPLICATION PROGRAM
   -----------------------------------------------------------

   4.1 Grant of Software License: During the Term in the Territory and subject
   -----------------------------
to FiberTel's compliance with the terms and conditions herein, OSS hereby grants to FiberTel a Software License granting FiberTel the right to use and execute the Application Program and its future releases and versions throughout the Term, with no further costs to FiberTel than those set forth in Section 7. Except for the license herein granted to FiberTel, it is hereby acknowledged and agreed to by the parties that as between OSS and FiberTel all rights of any nature whatsoever in and to the Application Program and any other intellectual property relating to Cable Access America are retained exclusively by OSS. The License shall be non-exclusive to FiberTel, subject to the provisions set forth in Section 1 and 16.6.

   4.2 Reservation of Rights: The Software License may not, under any
   -------------------------
circumstances whatsoever be considered a transfer, either direct or indirect of the intellectual and/or industrial property rights of the licensed software and FiberTel shall not have the right to assign, sub-license, rent, lease, sell, encumber, or otherwise transfer ("Assign") any of the rights granted hereunder. Notwithstanding the foregoing, FiberTel shall have the right to Assign any of the rights granted hereunder to any "Affiliate". For purposes hereof, Affiliate shall mean any person or entity controlling, controlled by or under common control with FiberTel. Any person or entity owning at least twenty (20%) percent of the equity interest in an entity shall be deemed to control that entity. FiberTel hereby waives any "moral" or other rights of authorship (droit moral) which may accrue or have accrued to it under any laws of any jurisdiction, including, without limitation, any right to publish or withhold publication, to be or not be associated with the Application Program or to preserve the integrity of the Application Program (the droit de divulgation, droit a la paternite and droit de retrait ou de repentir, respectively).

   Notwithstanding the above, in case that FiberTel enhances, modifies or jointly develops with OSS any of the Application Program, as between OSS and FiberTel, ownership of such modifications, enhancements or developments rest jointly with the parties. Regarding the non proprietary software provided by OSS to FiberTel hereunder ownership rest exclusively with FiberTel. Except for the rights expressly granted herein, any and all rights in and to the Application Program are hereby reserved to OSS.

   4.3 Continued Licensing: Notwithstanding anything contained in Section 16.3
   -----------------------
to the contrary, upon the termination of this Agreement for any reason, except FiberTel's material breach of this Agreement, or in the event OSS ceases to do business during the Term hereof, FiberTel shall obtain the source code developed by OSS for the Application Program, and shall have the right to modify it and utilize it subject to the rates set forth below. In that case, OSS agrees to provide FiberTel with a copy of all source code relating to the Application Program. OSS further agrees to provide that the license to FiberTel devolves to OSS' successors in interest.

       Date of Termination                              Annual License Fee
       -------------------------------------------------------------------
       After the beginning of Year 4,
       or more, of the Term                                   $ 20,000
       After the beginning of Year 3 of the Term              $ 40,000
       After the beginning of Year 2 of the Term              $ 80,000
       After the beginning of Year 1 of the Term              $160,000

   Should the Agreement be terminated by OSS or OSS's material breach of this Agreement, FiberTel shall not be obliged to pay any annual License Fee for the continued licensing of the Application Program.

   In case of expiration of the Term or termination of this Agreement, the parties undertake to agree a fair market value for the continuous upgrading of the Application Program licensed pursuant to this provision. In case of the parties' failure to reach an agreement on the above mentioned fair market value, this value will be determined by one of the consultants set forth in Schedule I.

5. RESPONSIBILITIES OF FIBERTEL:
   ----------------------------

   5.1 Ancillary Services: FiberTel shall be solely responsible for the
   ----------------------
provision of telecommunication services provided by the local telephone company, interchange carriers and any other telecommunications company which may be necessary for the FiberTel's use of the System. In addition, FiberTel shall be responsible for insuring for the provision of adequate 110/220 volt power circuits for the System, including backup (uninteruptible power supply, if desired) power.

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6. OSS INSTALLATION
-------------------

   6.1 Installation Plan and Acceptance: With respect to Equipment purchased by
   ------------------------------------
FiberTel from OSS, OSS agrees that it shall promptly provide on-site installation assistance comprised of the installation and other services described in the Installation Plan set forth in Schedule "D" attached hereto and such other services as the parties mutually agree are necessary to permit FiberTel to begin use of the System in accordance with such Installation Plan in compliance with the timetable set forth therein. An OSS technician shall be responsible to demonstrate to FiberTel the successful material operation of all functions of the installed System prior to certifying in writing that the installation has been completed.

   6.2 Passage of Title/Risk of Loss/Equipment Delivery: Title to the System
   ----------------------------------------------------
shall not pass to FiberTel until the issuance of the certification of the Installation Plan and payment of the Equipment Purchase Price and any related installation fees due and owing. Until such time as title passes to FiberTel hereunder, OSS shall bear the risk of loss or damage to the System, or any part thereof. Unless otherwise determined by OSS, OSS shall deliver all Equipment to FiberTel F.O.B. OSS' or manufacturer's principal place of business, whichever is least expensive. OSS reserves the right to make partial deliveries and to ship the Equipment as it becomes available. Delivery dates are approximate. FiberTel shall provide an acceptable installation and operation environment suitable for computer equipment.

   6.3 FiberTel Responsibilities: FiberTel shall promptly perform all
   -----------------------------
responsibilities it is assigned under the Installation Plan. FiberTel shall also furnish to OSS, free of charge, for the period of time required for installation of the System: 1) access during normal business hours to the location in which the Equipment is to be placed; 2) the cooperation of a management-level employee (hereinafter the Project Leader) knowledgeable in aspects of FiberTel's business and technical operations.

7. OSS SUPPORT
   -----------

   7.1 FiberTel Support: OSS agrees to furnish FiberTel with on-going support.
   --------------------
The parameters of such on-going support and the establishment of a Buenos Aires office by OSS are defined in Schedule "E" attached hereto.

   7.2 Training: Prior to commencing use of the System, FiberTel and OSS shall
   ------------
determine a mutually acceptable training schedule during normal business hours for OSS training of FiberTel's Personnel ("Training Services"), as specified in the MOA. During the Training Services, FiberTel shall provide employees who are technicians familiar with computers, computer networks, communications and data protocols and who shall be competent to handle routine questions from current and potential customers obtaining Internet access from FiberTel. OSS will provide FiberTel and or its chosen representative with said training set forth in Schedule "F" attached hereto. FiberTel shall be responsible for training on FiberTel's internal systems used in conjunction with the Application Program. Schedule "F" of this Agreement identifies what ongoing training will be provided at OSS' expense.

   7.3 Marketing Support: OSS shall provide FiberTel with pre-existing and
   ---------------------
ongoing marketing support materials developed for other markets at no additional cost and OSS shall use best efforts to effect delivery of such materials within two (2) weeks of development.

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

  7.4 OSS Professional Management and Intellectual Property Fees: In
  --------------------------------------------------------------
consideration of the rights and licenses granted hereunder, FiberTel shall pay to OSS:

       (a) The following percentage of all "Internet Access Gross Receipts" which shall be defined as all fees received by FiberTel or its Assignees attributable to the provision of "Internet Access" to be defined for the purpose of this Agreement as dial-up, telco return and two way cable modem Internet residential access revenues (including residential webhosting revenues) minus uncollectible billings, equipment related revenues (to be calculated based on a three year amortization period for the equipment - i.e. cable modem costs), installation charges, value added, sales and other transactional taxes (other than those taxes which FiberTel is legally obligated to pay on its own behalf):


          Contract Year Billed     Percentage of Gross Receipts
          --------------------     ----------------------------
          Year One                               2%
          Year Two                               2%
          Year Three                             1%
          Year Four                              1%
          Year Five                              1%

       (b) Eleven (11%) Percent of all "Content Related Gross Receipts" which shall be defined as all fees received by FiberTel or its Assignees attributable to all content directly related activities, including but not limited to sponsorships, electronic advertising, electronic banking and electronic commerce minus custom software and web-design development cost, uncollectible billings, installation charges, value added, sales and other transactional taxes (other than those taxes which FiberTel is legally obligated to pay on its own behalf).

       OSS's rights to receive payment of the percentage foreseen in this paragraph is conditioned upon the use by FiberTel of OSS' proprietary software.

       (c) In addition, FiberTel shall be responsible for payment to OSS of those percentages of Internet Access Gross Receipts and Content Related Gross Receipts set forth above for any expansion of FiberTel's offering of the OSS products and services to the Affiliates.

  7.5 Escrowed OSS Professional Management and Intellectual Property Fees: The
  -----------------------------------------------------------------------
Professional Management and Intellectual Property Fee of US$170,000 paid into an escrow account by FiberTel for the benefit of OSS pursuant to Section 4.3 of the MOA shall be released to FiberTel upon the full execution of this Agreement.

  7.6 Additional Professional Management Fees: Pursuant to Section 4.4 of the
  -------------------------------------------
MOA, FiberTel has agreed to pay to OSS One Hundred Sixty Thousand ($160,000) U.S. Dollars, in consideration for the rendition by OSS of the additional Professional Management Service set forth on Schedule F of the MOA. OSS hereby acknowledges receipt of Fifty (50%) percent of such payment. The remaining fifty (50%) percent shall be paid by FiberTel to OSS in scheduled installments upon the completion of the individual services listed in Schedule "E of the MOA. Such payments shall be made in the Argentine Peso (the legal currency in force as of the date hereof), or such other legal currency that may be in force at the time payment is due to OSS hereunder, equivalent of the amounts set forth in U.S. Dollars and are net of any and all value added, sales or transactional taxes (other than those taxes which FiberTel is legally obligated to pay on its own behalf), duties, customs, deductions or withholdings or any other monies required to be withheld by any other government regulation which FiberTel shall bear on its own account and pay.

  7.7 Payment of Professional Management and Intellectual Property Fee: The
  --------------------------------------------------------------------
Professional Management and Intellectual Property Fees provided for in Section
6.4 shall be paid by FiberTel on or before the forty-fifth day following each month for Gross Receipts collected by FiberTel, with respect to the FiberTel Business during the previous month.

8. MANNER OF PAYMENT:
   -----------------

   All payments required to be made hereunder shall be made in the Argentine Peso and shall be payable by electronic wire transfer to OSS' account at the Argentine Bank of OSS' choice or, at OSS' election, to OSS' account at NORWEST BANK, COLORADO, N.A., Account #101 8048688, ABA #102000076. OSS, or its Argentinean affiliate, shall provide a written invoice to FiberTel for all amounts due. FiberTel will provide OSS with a statement of revenues and expenses as set forth in this Agreement on or before the thirtieth day following each month of FiberTel business.

9. TAXES
   -----

   9.1 General taxes: Except as provided in Section 7.6, FiberTel shall have the
   -----------------
right to deduct the amount of any withholding taxes, value added taxes, sales and other transactional taxes (other than those taxes which FiberTel is legally obligated to pay on its own behalf) from the monies due to OSS hereunder; provided, however, that FiberTel shall furnish to OSS, at FiberTel's expense, the following information and documents: (a) an original receipt from taxing authority with respect to the tax paid (and if such receipt is in a language other than English, a certified English translation thereof); (b) a report setting forth the fees with respect to which the tax is paid, including the statutory citations and general description of the provision; and (c) such other information as OSS may from time to time reasonably request to evidence OSS' right to credit such tax against its income tax liability in the United States.

   9.2 Stamp Tax: The Stamp tax imposed by the Argentine Government outside the
   -------------
city of Buenos Aires shall be jointly borne by the parties on a 50/50 basis.

10. AUDITS/INSPECTIONS
    ------------------

    FiberTel and its Assignees shall prepare and maintain complete and accurate records of all matters directly relating to this Agreement, in accordance with generally accepted accounting principles, on a calendar annual basis, throughout the Term and for not less than two years thereafter. During each calendar year of the Term, and within one year after the expiration of this Agreement, OSS, or its designated representative, may inspect and audit such books and records, once per year, upon at least sixty (60) business days prior notice to FiberTel for the purpose of verifying and confirming the accuracy of the payments made to OSS. Under no circumstance shall OSS be entitled to audit the books and records of FiberTel corresponding to the second precedent year which will be considered accepted if not challenged in due time. In the event that any audit reveals any error in the calculation of the amounts due to OSS, FiberTel shall immediately pay or be refunded the difference unless FiberTel contests such audit in good faith. In the event that the amount due to OSS exceeds five (5%) percent of the total amount due to OSS for such audited period, FiberTel shall pay the costs associated with the audit unless FiberTel contests such audit in good faith. In the event FiberTel contests such audit, the dispute shall be subject to Section
18.5 hereunder.

11. FORCE MAJEURE
    -------------

    11.1 If OSS' or FiberTel's performance of any of its obligations hereunder are delayed or impaired by reason of any Act of God, civil disturbance, strike, adverse weather condition, inability to arrange for or delays in transportation, unavoidable casualty, inability to acquire or delays in acquiring any component from a manufacturer or supplier, inability to obtain or delays in obtaining any permits or any law, rule or order of any governmental agency or official or any cause not reasonably within OSS' or FiberTel's control including without limitation the non-renewal or termination of or inability to obtain an OSS license of any of the Application Program, and not due to any fault, neglect, act or omission on the part of OSS or FiberTel, then OSS or FiberTel, as the case may be shall be entitled to an extension of time for completion of same for a period equivalent to the time lost by reason thereof; provided, however, that such party gives the other party notice thereof within five (5) business days (unless circumstances require immediate notification) of the commencement of such claim of delay or impairment. In the event any delay or impairment continues for a period of one month, either party shall have the right to terminate this Agreement in accordance with Section 16 below.

    11.2 Withdrawal and Replacement: Subject to Section 11.1 above, and
    -------------------------------
notification to and approval by FiberTel, at anytime during the Term, OSS shall have the right to withdraw the Application Program or any component and upon FiberTel's consent replace same with another comparable application program.

12. INSURANCE: Prior to commencement of any work associated with the
    ---------
Installation Plan, OSS shall be responsible for the procurement of adequate liability insurance and worker's compensation insurance with limits of no less than $1,000,000 per each casualty along with a certificate of insurance evidencing same, naming FiberTel as additional insured. OSS shall maintain the insurance for as long as the Equipment is utilized.

13. PERMITS: FiberTel and OSS shall jointly, at FiberTel's sole cost, obtain all
    -------
consents, licenses, permits, approvals, authorizations, and inspections from Argentine federal, state, and local governmental authorities, agencies, or officials required for the execution and completion of the installation and construction work to be performed hereunder. FiberTel and OSS shall also be responsible for and correct any violations of any such laws resulting from or in connection with their performance of the work hereunder. FiberTel and OSS shall furnish each other such proof of its compliance as either party may reasonable request by giving the other party notice thereof.

14. CONFIDENTIALITY/PUBLIC DISCLOSURE/PROPRIETARY RIGHTS:
    ----------------------------------------------------

    The parties hereto agree to execute a Non-Disclosure Agreement substantially in the form of Schedule "H" attached hereto.

    14.1 Public Disclosure: OSS and FiberTel shall obtain the others consent
    ----------------------
prior to making any press release, announcement or other public disclosure concerning this Agreement, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party shall be free to discuss with third parties Internet services and the design and development of ISP business, subject to the Non-Disclosure Agreement between the parties, and to Section 16.6 hereunder.

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

    14.2 Proprietary Rights: As between FiberTel and OSS, FiberTel acknowledges
    -----------------------
that OSS is the sole owner of all "System Information", defined as all proprietary information of OSS relating to the System or OSS' services, and FiberTel shall not, by reason of disclosure or access to any System Information during the course of the parties' relationship or otherwise, acquire any right, title, or interest in or to any System Information. No license, or other right in or to the System Information is intended to be granted to FiberTel pursuant to this Agreement or otherwise and no license or other right shall be incorporated herein by reference, implication, or any other means with respect to or under any invention, patent, copyright, trademark, (or any pending application for same) trade secret, or other proprietary right contained in or in any way relating to the System Information disclosed pursuant to this Agreement or to which FiberTel may be given or have access. FiberTel shall not itself, nor shall it permit, by way of carrying out its reasonable commercial efforts, any third parties to remove any copyright except as specifically authorized hereunder.

15. WARRANTIES AND INDEMNITIES/SPECIFICATIONS AND CAPACITY
    ------------------------------------------------------

    15.1 Services Warranty: OSS warrants that the services to be supplied under
    ----------------------
this Agreement will be provided by qualified senior technical personnel, agreed to by FiberTel in advance, in a professional and timely manner and will conform to the highest generally accepted industry standard practices.

    15.2 Assignment of Warranty: OSS hereby assigns to FiberTel (to the extent
    ---------------------------
OSS has the right to so assign) the benefits of any warranties or guarantees provided to OSS by the manufacturer(s) of the System or any parts, replacements, or additional units and agrees to provide a detailed description of same to FiberTel within thirty (30) days as of the date hereof. Said assignment is not intended to deprive OSS of its rights under said warranties and shall not be construed to do so.

     15.3 Compatibility:
     ------------------

        a. OSS warrants and represents that the Equipment being sold to FiberTel by OSS and the Software being Licensed to FiberTel by OSS hereunder are compatible.

        b. FiberTel acknowledges that certain software and equipment may not be compatible with the System and FiberTel therefore agrees that it shall not use any equipment on which the Application Program is run other than the Equipment, the Application Program and other software provided hereunder without first consulting OSS. In the event that FiberTel fails to inform OSS of such use, any damages to the Equipment or otherwise as a result of such use shall be borne by FiberTel.

    15.4 System Functions: The System shall accommodate and/or perform in an
    ---------------------
efficient and cost effective manner in accordance with generally accepted industry standards, including but not limited to, the following primary and commonly used Internet functions: Domain Name Service; Internet E-Mail processing; World Wide Web Access, News Groups, File Transfer Protocol (ftp), Telnet, and dialup user access and perform all accounting and control functions of FiberTel.

    15.5 Repair of Manufacturer Defects: OSS shall use best efforts to assist
    -----------------------------------
FiberTel in obtaining the repair of any operational deficiencies from third party manufacturer in accordance with manufacturer's warranty assigned to FiberTel herein. Nothing contained in this section shall be deemed to require OSS to maintain the Equipment or to repair any defect caused by FiberTel's failure to properly maintain the Equipment. Notwithstanding the above, all repair, replacement and restoration of any Equipment manufactured by OSS will be done by OSS without extra costs or charges to FiberTel.

    15.6 OSS Indemnification: OSS shall indemnify and hold FiberTel harmless
    ------------------------
from and against any claims, liabilities, damages and expenses, including, without limitation, reasonable attorney's fees relating to or arising out as OSS' breach of any of its material obligations under this Agreement. OSS shall not be liable for any third party claims based upon or arising from FiberTel's negligent operation of the System or for any indirect, incidental or consequential damages arising from the use of or inability to use the System attributable to FiberTel's negligence, provided that OSS is not also negligent.

    15.7 FiberTel Indemnification: FiberTel shall indemnify and hold harmless
    -----------------------------
OSS from and against any claims, liabilities, damages and expenses, including, without limitation, reasonable attorney's fees relating to or arising out of a breach of any of FiberTel's material obligations hereunder. FiberTel shall not be liable in front of any third party for any indirect, incidental or consequential damages arising from the use of or inability to use the System attributable to OSS's negligence, provided that FiberTel is not also negligent. FiberTel agrees, on a best effort basis, to secure an agreement from each of its commercial and residential customers releasing and holding harmless OSS, FiberTel, their Affiliates, officers and employees form any liability resulting from the business contemplated hereunder.

16. DEFAULT/PERFORMANCE REVIEWS/TERMINATION
    ---------------------------------------

    16.1 Default: Either party may immediately terminate this Agreement upon
    ------------
thirty (30) days prior written notice to the other party (the "Non-Terminating Party") and upon the occurrence of any of the following events of default by the Non-Terminating Party and the Non-Terminating Party's failure to cure same within fifteen (15) days of notice: the Non-Terminating Party's breach of any material obligation under this Agreement; the Non-Terminating Party's failure to make timely payment to OSS in accordance with the payment obligations set forth in this Agreement; the Non-Terminating Party ceases to do business or sells all or a portion of its assets used in the business of providing Internet service using the System:, or the Non-Terminating Party files for bankruptcy or a trustee or receiver is appointed or the Non-Terminating Party makes an assignment for the benefit of creditors.

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

  16.2 Performance Review: As from the first yearly anniversary of this
  -----------------------
Agreement and on each subsequent yearly anniversary of the same, and for an extra thirty (30) day period, FiberTel shall have the option to request OSS to meet so as to have a performance review carried out by an independent and well-known consultant from the list of those firms attached hereto under Exhibit 1. Failing the parties' agreement to the same, the appointment of the independent consultant will be made by FiberTel. The independent consultant's performance review will be aimed to address the quality of the services provided under this agreement by OSS and to inform if the same are substantially similar to those provided by the three top-rank companies dedicated to providing the same services. Only if the reports of the independent consultant indicates that said level of compliance and services is below the said threshold, can FiberTel place a notice to OSS so that within a thirty (30) day period, it take appropriate steps in order to have the services provided by OSS hereunder, meet the said level of compliance. If at the end of the said thirty-day period, OSS has not duly updated its level of services, FiberTel will be authorized to declare a material breach of contract in which case FiberTel's remedies will be expressly limited to termination of this Agreement without any indemnification or obligation towards OSS, subject with respect to the Application Program, to what is provided under Section 4.4. In the event of such termination, OSS will have to pay the consultant fees.

  16.3 Effect of Termination: Upon the termination of this Agreement: 1) the
  --------------------------
Non-Terminating Party, its receivers, trustees, assigns or other representatives shall immediately surrender all rights, licenses and privileges granted under this Agreement, cease using or displaying the other party's trademarks, service marks or logos, shall cease to identify itself with the other party in any way, shall immediately pay any and all outstanding payments due to the other party; and shall return to the other party any and all property belonging to such other party including without limitation, all manuals, billing, and other proprietary software and informational materials furnished by the other party to the breaching party, subject, with respect to the Application Program, to what is provided under Section 4.3.;. and 2) Any Equipment fully paid for shall remain FiberTel Equipment; provided, however, that as to any Equipment for which FiberTel has made partial payment, FiberTel shall: provide full payment immediately upon termination and the Equipment shall be delivered to FiberTel upon full payment; or such Equipment shall be returned to OSS and OSS shall refund FiberTel the difference between the fair market value of the returned Equipment (after deduction of costs of retrieving and shipping such Equipment) and the total amount due for the purchase of the Equipment.

  16.4 Non Release of Obligations: No termination of this Agreement shall
  -------------------------------
release FiberTel from any obligation to pay OSS any amounts accrued or become payable prior to the date of termination.

  16.5 Survival: The provisions of Sections 14, 15, 16.3, 16.5 and 18.1 shall
  -------------
survive the expiration or termination of this Agreement.

  16.6 Good Faith Negotiation: During the term of the Agreement, neither party
  ---------------------------
shall participate in any business which is effectively capable of being developed through the Application Program within the Territory without first offering the other party the right to collaborate in such business under the terms set forth in this Agreement. The only exception to the preceding rule will be all those businesses which, although effectively capable of being developed through the Application Program from time to time, may not be accepted by a client of FiberTel, in which case, FiberTel would be able to provide the services to the said client without OSS. FiberTel will under all circumstances have a first right of refusal to accept and/or participate in all other Internet related businesses other than those covered by this agreement which OSS may wish or plan to introduce into the Territory. To this effect, FiberTel will be granted an exclusive ten-day negotiation period, to commence upon written notification served by OSS, during which period neither party shall discuss such business with any third party. In the absence of the parties reaching an agreement within such ten-day period, OSS shall be free to deal with third parties but not on overall economic terms more favorable than those offered to FiberTel without first re-offering such terms to FiberTel and allowing FiberTel an additional three business day period to accept such more favorable terms. The entire commercial management of all business either developed or capable of being developed through the Application Program will be conducted within the Territory by FiberTel. Should FiberTel not reach an understanding with a certain client, then OSS will be able to approach said potential client directly.

  16.7. Out clause: After the second yearly anniversary of this Agreement, the
  ----------------
parties may at their sole discretion, and without needing to invoke any specific grounds for termination, decide to terminate this Agreement. Should this option be exercised by either of the parties, the terminating party will have to render a hundred and twenty (120) day prior written notice to the non-terminating party. In the event that FiberTel is the terminating party an indemnification calculated as $ 3.400.000 less all amounts already paid by FiberTel to OSS under the terms of this Agreement and the MOA, excluding payments set forth in Schedule B of the MOA, multiplied by 0.60, will be payable by FiberTel to OSS as sole, full and complete compensation for the termination of this Agreement as per this paragraph. In the event of OSS is the terminating party the following indemnification will be payable by OSS to FiberTel as sole, full and complete compensation for the termination of this Agreement as per this paragraph:

Termination date                      Compensation
Within month 25 and 30 of the Term      $1.000.000
Within month 31 and 36                  $1.200.000
Within month 37 and 42                  $1.400.000
Within month 43 and 48                  $1.800.000
Within month 49 and 60                  $2.000.000

17. INTELLECTUAL PROPERTY
    ---------------------

    17.1 Infringement Claims: If FiberTel receives a claim that any Equipment or
    ------------------------
Application Program manufactured or provided by OSS infringes upon any patent, copyright, or other intellectual property interest, FiberTel shall immediately notify OSS in writing. OSS shall have the exclusive authority to handle any such claims and, at its sole option will: 1) settle or defend the claim; 2) procure for FiberTel the right to use the Equipment and Application Program or compatible Equipment and Application Program; 3) replace or restore the Equipment and Application Program. OSS will maintain FiberTel harmless from all and any liability arising from any of the foregoing without limitation.. In the event that any Equipment or Application Program is not manufactured nor provided by OSS, OSS shall not be required to indemnify FiberTel except to the extent such infringement arises from OSS' integration of such Equipment or Application Program or the System. OSS shall also not be required to indemnify FiberTel for any claims of infringement relating to Equipment or Application Program modified or altered in any way or made to FiberTel's designs or specifications without OSS consent.

18. MISCELLANEOUS
    -------------

    18.1 Non Waiver: A failure by either party to enforce any right hereunder
    ---------------
shall not constitutes a waiver of such right or any other right, and shall not modify the rights or obligations of either party under this Agreement; 18.2
                                                                       ----
Notice: Any standard notice required to be given under this Agreement shall be
-------
provided in writing and delivered by letter or fax, to the parties address indicated herein. Any non standard notice required to be given under this Agreement shall be provided in writing and delivered by certified mail (carta documento) to the parties address indicated herein; 18.3 Severability: The
                                                    ------------------
invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, the remaining provisions being deemed to continue in full force and effect; 18.4 Governing
                                                              --------------
law: The Agreement shall be governed by and construed under the laws of
----
Argentina; 18.5 Dispute Resolution: The parties hereby agree and consent to the
           ------------------------
exclusive jurisdiction and venue of the state courts situated in Buenos Aires for resolution of any dispute arising from this Agreement 18.6 Entire Agreement:
                                                          ----------------------
This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and communications, whether oral or in writing, between the parties with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be effective unless made in writing and signed by OSS and FiberTel. Notwithstanding the above, the MOA will continue applying to the relations between the parties insofar it does not contradict or otherwise conflict with any of the provisions of this Agreement;
18.7 Relationship of Parties: There is no intent within this Agreement to grant
-----------------------------
a franchise, create a partnership, joint venture, or business relationship between the parties other than that described within this Agreement. FiberTel and OSS are and at all times shall remain independent contractors and shall have no authority to bind the other to any commitments of any kind; 18.8 Assignment:
                                                               ----------------
This Agreement is nonassignable except to any Affiliate. Any assignment by either party hereto, except as provided above, shall require the written approval of the other party, such approval not to be unreasonably withheld; 18.9
                                                                            ----
Successors in Interest: This Agreement shall inure to the benefit of
-----------------------
and be binding upon the successors in interest to either of the parties.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first written above.



ONLINE SYSTEM SERVICES                      [Corporate Seal]

By: /s/ R. STEVEN ADAMS
    -------------------
R. Steven Adams, President and Chief Executive Officer

Date:           10/3/97
                -------
Date Accepted:  10/3/97
                -------
FIBERTEL                                    [Corporate Seal]

By: /s/ GEORGE Y. STEWART - C.O.O.
    ------------------------------
(Print Name and Title of Authorized Signatory)

Date:           10/3/97
                -------
Date Accepted:  10/3/97
                -------

SCHEDULE "A" APPLICATION PROGRAMS
---------------------------------

1 Windows 95 Software for Administrative Computer
1 Microsoft Front Page Software
6 NT Server 4.0 Software (w 10 Client Licensees)
1 Community Access Partners (CAP) web site software
  To include:
     -Electronic Commerce module for CAP when completed
     -Electronic Banking module for CAP when completed
     -Any and all kinds of software related to the Internet content business, developed produced, owned by or licensed to OSS during the Term of this Agreement, duly customized to the Territory.

SCHEDULE "B" EQUIPMENT AND EQUIPMENT PRICE
------------------------------------------

Item #    Qty.       Item Code          Description                                                 Price
------    ----       ---------          -----------                                                 -----
1          1                            Adaptec SCSI Controller                                    $    113
2          1           710167           ARCserve Enterprise Backup (NT)                            $    781
3          2           667406           Bay Networks 100BaseT Hub (24-Port)                        $  3,960
4          2           718481           Bay Networks 100BaseT Module (2 Port)                      $  2,827
5          1           718468           Bay Networks 10BaseT Module (8 Port)                       $  1,309
6          1           718467           Bay Networks 28200 Ethernet Switch                         $  1,760
7          1                            Bi-directional Printer Cable (6")                          $      4
8          1           CISMEM-NPE-64    Cisco 64MB Memory Upgrade                                  $  2,640
9          1           CIS7206          Cisco 7206 Chasis                                          $  4,510
10         1           CISMEM-I/0-8     Cisco 8MB Flash Memory                                     $    605
11         1           CISPA-8T-V35     Cisco 8-Port V.35 Interface Card                           $  7,260
12         1           CISC7200-I/0-FE  Cisco IO Controller with 100Base T Port                    $  2,750
13         1           CISFR-IR72       Cisco Interdomain Routing Protocals                        $  3,025
14         1                            CISSW72C- 11.2 Cisco IOS 11.2 (IP Only)                    $  2,750
15         1           CISNPE-150       Cisco Network Processing Engine                            $  4,510
16         1           CISCAB-OCT       Cisco Octal Serial Cable                                   $    715
17         5                            Compaq 250OR Server                                        $ 67,078
18         1                            Compaq 250OR Server                                        $ 13,416
19         2                            Compaq 4.3GB Pluggable Hard Drive (Spares)                 $  2,688
20         1                            Compaq 4/8GI3 4mm, DAT Tape Drive                          $  1,159
21         6                            Compaq Netflex 3 Ethernet Card                             $    601
22         1                            Compaq Rail Kit (for tape drive)                           $      6
23         1                            Cybex 19" Rack Mount Kit                                   $     28
24         1                            Cybex Autoboot Commander (8-Port)                          $  1,540
25         8                            Cybex Video/Keyboard/Mouse Cable                           $    660
26         7           742348           DAT Tape (120 length)                                      $     85
27         1                            DAT Tape (5-Pack 90 length)                                $     40
28         1                            DNEWS Server Software (Electronic Key)                     $    550
29         1           703595           HP OpenView Professional                                   $    990
30         1           796303           ICVerify for Windows                                       $    292
31         1           633004           Lexmark Laser Printer                                      $    429
32         1                            M25-Pin to F25-Pin Serial Cable (6')                       $      3
33         1                            Management Consol (Rack-Mount)                             $  3,417
34         1           752232           Microsoft FrontPage 97                                     $    138
35         1           794803           Microsoft SQL Server 6.5 (10 User)                         $  1,870
36         1           499459           Panasonic 17" Monitor                                      $    593
37         1                            Post.Office E-Mail Server Software (Electronic Key)        $  2,200
38         2           TYONS-153E-1-1   Tylink ONS153 (E1 CSU/DSU)                                 $  2,420
39         1           499459           US Robotics V.Everything Modem                             $    263
40         3           USR0668-0        USR Fan Tray                                               $      -
41         6           USR0790-0        USR Quad Modem Card                                        $ 11,220
42         3           USR2059-0        USR Total Control 48-Port Bundle                           $ 61,545
43         1           USR1091          USR Total Control Management Software                      $  1,485
44         5                            Windows NT Server (5-User)                                 $  2,745
45         1                            Windows NT Workstation                                     $    219
46         1                            Accounting & Control Software                              $  2,500
                                        TOTAL                                                      $219,696

SCHEDULE "C" MATERIALS AND SERVICES
-----------------------------------

System Documentation:
--------------------

1. General ISP Operations Manual
2. Tier 1 Customer Service Manual
3. Tier 2 Customer Service Manual
4. Start up Manual for Cable Operators
5. Instruction Manual

Consulting Assistance on the following:
--------------------------------------

6.  Internet Backbone Services
7.  Initial Telephone Connections
8.  General Telecommunications Issues
9.  Pricing of Services
10. Financial Models
11. Domain Name Registering
12. Equipment Installation & Testing
13. Initial Technician & Administrative Training
14. Brochures, Flyers Ad Formats
15. FiberTel Contracts & Agreements
16. Administrative Procedures

SCHEDULE "D" INSTALLATION PLAN
------------------------------

OSS will provide the following services at Installation on or before October 1, 1997 or date that is mutually agreed to by the parties in addition to providing written documentation in the form of an Instruction Manual for FiberTel:

1. OSS will prepare and design an Internet Point of Presence (POP) consisting of computers, network, servers, data termination and routing equipment, modems, software and all wiring. The POP will provide the connection from FiberTel to the Internet backbone network. OSS will prepare an equipment hardware and software list with specific manufacturer, model number, serial number and estimate of the cost, shipping fees and delivery interval.

2. OSS will order, configure and interconnect all of the above elements which comprise the FiberTel Internet POP, including routers, servers and network.

3. OSS will deliver, install and test all of the equipment and software at times agreed to between the parties.

4. OSS will connect the dialup telephone lines to the FiberTel's modem bank.

5. OSS will connect the Internet backbone provider's line to the FiberTel's equipment.

6. OSS will conduct an overall acceptance test, with the assistance of the FiberTel's technician(s) which will demonstrate that all elements of the ISP POP are working satisfactorily. The tests will include DNS, e-mail, Web services, News Groups, ftp, ping, dialup access, dedicated access (if installed), and any other Internet related services provided at the FiberTel's POP.

7. FiberTel will provide access to installation site during regular business hours and, upon OSS' request, for extended hours up to twenty-four hours seven days per week

8. FiberTel will provide network administrators to be present during the installation who are experienced with Microsoft NT servers and who will be responsible for maintaining the equipment post the installation.

9. FiberTel will be responsible for the provision of adequate 110/120 volt power circuits for the system including backup (uninterruptible power supply; if desired) power.

10. FiberTel is responsible for the provision of all telecommunications, Internet and all other external connectivity necessary for the operation of the System.

SCHEDULE "E" CUSTOMER SUPPORT
-----------------------------

OSS agrees to open a Buenos Aires office to support FiberTel in the content related business. This office will be opened within sixty (60) days of the execution of this Long-Term Agreement. OSS, with the approval of FiberTel, may use a pre-existing Buenos Aires corporation in association with OSS senior management oversite to provide said support. OSS agrees to provide support in the following areas:

  1.  Technical Support (OSS software): OSS will support the Application Program
      --------------------------------
with one full time technical Resource trained by OSS on CAP software. This full time Resource will be resident in Buenos Aires, Argentina. The Resource will be available during Buenos Aires business hours (generally 9:00 a.m. - 7:00 p.m. Buenos Aires time) Monday through Friday. This Resource will be able to be contacted via telephone at the local OSS office or via cellular phone when away from the office. After hours and on recognized Argentine holidays, support will be via pager and is intend for emergency situations only. OSS and FiberTel will jointly agree on the specific Resource for this position.

  2.   General Business and Marketing Consulting: OSS will provide a Senior OSS
       -----------------------------------------
business Resource to provide consulting on general business and marketing issues on five (5) full business days in each month. This Resource will be resident in Buenos Aires, Argentina at the OSS Office. Additional days of consulting will be available to FiberTel at a rate of One Thousand ($70) Dollars per hour. OSS and FiberTel will jointly agree on the specific Resource for this position.

  3.   SQL Web Server Support: OSS will support the FiberTel SQL Web Server(s)
       ----------------------
with one full time technical Resource trained by OSS on SQL Servers. This full time Resource will be resident in Buenos Aires, Argentina. The Resource will be available during Buenos Aires business hours (generally 9:00am-7:00pm Buenos Aires time) Monday thru Friday. This Resource will be able to be contacted via telephone at the local OSS office or via cellular phone when away from the office. After hours and on recognized Argentine holidays, support will be via pager and is intend for emergency situations only. OSS and FiberTel will jointly agree on the specific Resource for this position.

Response Time: OSS will respond to FiberTel's on-site problems associated with
-------------
the CAP software and SQL Server within sixty (60) minutes of initial call.

SCHEDULE "F" TRAINING
---------------------

INITIAL TRAINING
----------------
CSR TIER ONE TRAINING
OSS will instruct FiberTel's customer representatives in the sales and basic customer service techniques to allow FiberTel's representatives to answer Frequently Asked Questions (FAQ's) specific to FiberTel's service and the Buenos Aires marketplace, service options, additions of subscribers, deletions of subscribers.

OSS will also train FiberTel's representatives on how to troubleshoot insignificant problems that may arise with FiberTel's customers using the System. OSS and FiberTel will determine parameters of these problems and develop documented methods and procedures to escalate problem resolution to a more technical resource (tier 2) to achieve final resolution. Travel for this training will be handled per the provisions of the Memorandum of Agreement dated August 8, 1997.

CSR TIER TWO HELP DESK TRAINING
OSS will train FiberTel's representatives in the standard Internet Service Provider (ISP) problem resolution techniques. OSS will assist FiberTel's cable modem vendors in supporting technical problem resolution associated with cable modems. OSS will document common ISP problems and provide this documentation to FiberTel. In addition, role plays of these problems will be conducted during training. Travel for this training will be handled per the provisions of the Memorandum of Agreement dated August 8, 1997.

SALES TRAINING
OSS will provide basic sales training (for designated CSRs or sales personnel) related to Internet access and the sale of business web pages which businesses can purchase on the FiberTel CAP Web site.

CAP SYSTEM ADMINISTRATION TRAINING
OSS will provide on-site training of the CAP software system administration tools that enable FiberTel personnel to manage and update the content of Web site and the access rights of users and forum moderators.

ONGOING TRAINING
----------------
TRAINING AND SUPPORT MATERIALS
Documentation and training materials related to the Application Program Management software will be provided. As OSS develops online documentation and training, FiberTel will be given access to these materials. As new releases of the CAP software become available, FiberTel will be provided new release software and documentation. OSS would be available for on-site training of new release software. Ongoing training provided to FiberTel by OSS will be at OSS' expense.

SCHEDULE "G" - CAP WEBSITE DEFINITION
-------------------------------------

Application Program Development Schedule
----------------------------------------

CAP PRODUCT (V.1.0) Provided to BA 9/30/97 (final install)
----------------------------------------------------------
Features include:

* Site tailored to include visual design elements of client

* User registration system with security

* Personal home page generation system that users create after registration

* Business listings (Yellow Pages) system where businesses can add their information to a database

* OSS preloads approximately 1,100 business listings to the listings system

* Event listing system where local events can be added and searched for by users

* Business Web page generation system that businesses can sign up for and then create their pages with a wizard

* CableVision movie database search and retrieval system

* Movie video preview system where users can watch streaming video clips

* Links to numerous Web sites

* Cable channel program guide system (searchable)

* Online forums with conferences, threads and message capabilities

* System administration system where FiberTel can add/modify forums and forum moderators; verify and add/delete users from the system; add content, images and videos to the site; system administration can add additional links for users to visit other sites; system administration can add/update the CableVison channel program guide

CAP PRODUCT (V2.0) Ready by 12/30/97
------------------------------------
Features include:
-----------------
* Ad server system

* Additional personalization of content for users

* Chat system for user chat sessions

* Polling/voting system that can tally and present results of polls created by system administrator

* Listserver

CAP PRODUCT (v3.0) Ready by 4/31/98
-----------------------------------
Features Include:
-----------------
* Electronic Commerce where the site can personalize advertising and just -in-time purchase opportunities to users based upon their profiles and the content of the site. Online stores and produce sales system with secure online ordering

CAP PRODUCT (v4.0) Ready by 8/30/98
-----------------------------------
Features Include:
-----------------
* Electronic Banking capabilities in place (launch date of specific online banking projects determined after project requirements and system integration issues are resolved)

OSS's obligations include the provision of any future version enhancement of the above detailed features and all new features created to be included in the Application Program, duly tailored to FiberTel in accordance to the latter's requirements.

OSS shall provide FiberTel with a Beta version of any software to be delivered hereunder with at least a thirty (30) day period to the final release.

SCHEDULE "H" - NON-DISCLOSURE AGREEMENT
---------------------------------------

THIS NON-DISCLOSURE AGREEMENT (the "Agreement") is entered into as of the ___ day of 199_, by and between Online System Services, Inc. ("OSS") a Colorado corporation with its principal place of business located at 1800 Glenarm Place, Denver, Colorado and FiberTel, an Argentinean corporation and wholly owned subsidiary of Cablevision/FiberTel, with its principal place of business located at Amenabar 23, 1414 Buenos Aires Argentina ("FiberTel").

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement, and other good and valuable consideration, FiberTel and OSS agree as follows:

1. Definition of Confidential Information. For purposes of this Agreement,
   --------------------------------------
"Confidential Information" means any non-public information of either FiberTel or OSS (the "Parties"), disclosed by either Party to the other Party in the following forms:

a. information originally disclosed in written, graphic, machine-readable or any other tangible medium to the extent conspicuously marked with a "confidential," "proprietary" or similar legend; and

b. information originally disclosed orally or by way of observation, to the extent identified as Confidential Information at the time of such original disclosure; and (ii) summarized in reasonable detail and confirmed as being Confidential Information in a written notice delivered to the receiving Party within 30 days after original disclosure, which notice includes a reference to the date of the original disclosure and a reference to this Agreement.

2. Exceptions. Confidential Information shall not include information which:
   ----------

a. was acquired by a Party prior to the time of its disclosure by the other Party, as shown by files of the receiving Party in existence at the time of disclosure, and at a time when the receiving Party was under no obligation to the disclosing Party to keep such information confidential;

b. is or becomes available in the public domain through no act of the receiving Party that violates this Agreement;

c. is received by the receiving Party from a third person or entity that is not known by the receiving Party to be sharing such information in violation of rights of the disclosing Party;

d. is developed by or on behalf of the receiving Party without any access to or use of Confidential Information of the disclosing Party; or

e. is at any time furnished to a third party by the disclosing Party without restrictions on the third party's rights to disclose.

The Party claiming that any of the foregoing exceptions applies shall have the burden of proving such applicability.

3. Obligations. Each Party shall:
   -----------

a. treat Confidential Information of the other Party with the same degree of confidentiality with which it treats its own Confidential Information, in no case less than a reasonable degree of confidentiality;

b. use Confidential Information only for the purposes of evaluating the Confidential Information and determining whether the Parties will pursue further negotiations with each other, and in the performance of obligations under subsequent agreements between the Parties, if any;

c. refrain from copying Confidential Information, in whole or in part, except as required in furtherance of the uses thereof permitted by this Agreement, and except with accurate reproduction of all proprietary legends and notices located in the originals;

d. limit dissemination of Confidential Information to employees and agents of such Party or of such Party's affiliates who have a need to know the Confidential Information in furtherance of the uses thereof permitted by this Agreement; provided, however, that a receiving Party shall in all events be responsible to the disclosing Party for any action or inaction of such employees and agents, and former employees and agents, that would violate this Agreement, had the action or inaction been that of the receiving Party directly;

e. comply with all applicable U.S. export and all other applicable laws, rules and regulations with respect to the Confidential Information; and

f. destroy or return to the disclosing Party any Confidential Information received in written or other tangible media, including all copies and records thereof, upon any request by the disclosing Party, except for a single set of copies which the receiving Party may retain solely as an archival record of materials submitted.

4. Legally Required Disclosure. If a Party becomes compelled to disclose any
   ---------------------------
Confidential Information of the other Party pursuant to applicable laws, rules or regulations, or pursuant to rules and regulations of any stock exchange or stock association on which securities of the receiving Party may be traded from time to time (collectively, the "Requirements"), the receiving Party shall provide the disclosing Party with prompt notice of any such Requirement and shall cooperate with the disclosing Party, at the disclosing Party's sole expense, in seeking to obtain any protective order or other arrangement pursuant to which the confidentiality of the Confidential Information is preserved. If such an order or arrangement is not obtained, the receiving party shall disclose only that portion of the Confidential Information as is required pursuant to such Requirements. Any such required disclosure shall not, in and of itself, change the status of the disclosed information as Confidential Information under the terms of this Agreement.

5. Term. This Agreement shall commence on the date first above written and shall
   ----
continue in effect for a period of six months thereafter.

6. Survival. The restrictions and obligations of Paragraphs 3 and 4 of this
   --------
Agreement shall survive the expiration of this Agreement, and shall continue to bind the Parties, their successors, heirs and assigns, for a period of two years after the date first above written.

7.  Ownership of Confidential Information. Each of the Parties acknowledges that
    -------------------------------------
Confidential Information of the other Party is and shall remain the exclusive property and a valuable trade secret of the other Party. Nothing in this Agreement shall be construed as granting any license or other rights under any patents or copyrights of either Party, or any rights in or to Confidential Information of either Party except for the limited rights to use and disclose such Confidential Information expressly granted to the other Party in this Agreement.

8.  No Agency. Neither this Agreement nor the disclosure or receipt of
    ---------
Confidential Information shall constitute or imply any promise or intention to enter into a partnership, agency, employment or joint venture relationship between the Parties, to make or purchase any products or services by any Party or to make any commitment by any Party with respect to the present or future marketing of any product or service. Nothing in this Agreement shall be construed to limit either Party's rights to independently develop or acquire products or services without use of the other Party's Confidential Information.

9.  No Warranty. No Party shall disclose information to the other that such
    -----------
Party is not entitled to disclose under applicable laws, rules or regulations, or under applicable agreements binding upon the disclosing Party. Subject to the foregoing, all information disclosed by either Party to the other is provided "AS IS" without any warranty whatsoever, including without limitation any warranty as to the accuracy, reliability or fitness of such information for any particular purpose.

10. No Assignment. Neither Party may assign any of its rights or delegate any of
    -------------
its obligations under this agreement, except upon the prior written consent of the other party, and except as provided for in the Long Term Equipment Sale Software License Agreement executed by the parties simultaneously herewith.

11. Equitable Relief. Each of the Parties acknowledges that a disclosing Party
    ----------------
may be irreparably injured by a breach of this Agreement by the receiving Parties, and that a disclosing Party, in addition to any other remedies available at law or in equity, shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement by the receiving Party.

12. Invalid Provisions. If any provision of this Agreement is held to be
    ------------------
illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. Should any provision be held to be illegal, invalid or unenforceable as being too broad with respect to the duration, scope or subject matter thereof, such provisions shall be automatically modified to reflect the maximum duration, scope or subject matter allowable by law..

13. Notices. Any notices or other communications contemplated or required under
    -------
this agreement, in order to be valid, shall be in writing and shall be given via personal delivery, telefax or overnight courier, or via U.S. Certified Mail, Return Receipt Requested, at the following addresses:

If to FiberTel:   Amenabar 23                       With carbon copy to:
                  (1426) Buenos Aires               Marcello Bombau
                  Argentina                         Suipacha 268
                  Attn: General Manager             (1355) Buenos Aires


If to OSS:        Online System Services, Inc.      With carbon copy to:
                  1800 Glenarm Place, #800          Stephen Stim & Assoc
                  Denver, CO 80202                  200 West 57th St., #1005
                  Attn: Steve Adams, Pres. & CEO    New York, NY 10019

or at such other addresses as either party may designate by notice to the other. Such notices or other communications shall be deemed received when actually delivered (where given via personal delivery, telefax or overnight courier) or three business days after mailing (where given via U.S. Certified Mail).

14.      Integration. This Agreement supersedes all previous oral and written
         -----------
agreements, if any, among the Parties regarding the confidentiality of information disclosed to each other.

15.      Governing Law. This Agreement shall be construed and enforced in
         -------------
accordance with the laws of the State of Colorado.

16.      Counterparts. This Agreement may be executed in one or more
         ------------
counterparts, all of which, taken together, shall constitute the Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the date first above written.

                                      FIBERTEL:

                                      By: /s/ GEORGE Y. STEWART
                                          ---------------------
                                      Name: George Y. Stewart
                                            -------------------
                                      Title: C.O.O.
                                             ------------------


                                      ONLINE SYSTEM SERVICES, INC.:

                                      By: /s/ R. STEVEN ADAMS
                                          ---------------------
                                      Name: R. Steven Adams
                                            -------------------
                                      Title: President/CEO
                                             ------------------

SCHEDULE "I" PERFORMANCE BENCHMARKS
-----------------------------------

1. KPMG Peat Marwick
2. Forrester
3. Gartner
4. Andersen Consulting
5. Paul Kagan and Associates

25